Exhibit 99.1
Item 8.    Financial Statements and Supplemental Data
Index to Financial Statements

Page
Reports of Independent Registered Public Accounting Firm	2
Financial Statements:
Consolidated and Combined Balance Sheets as of December 31, 2017 and 2016	4
Consolidated and Combined Statements of Operations for the periods from April 14, 2017 to December 31, 2017, January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015	5
Consolidated and Combined Statements of Comprehensive Income (Loss) for the periods from April 14, 2017 to December 31, 2017, January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015	6
Consolidated and Combined Statements of Changes in Equity for the for the periods from April 14, 2017 to December 31, 2017, January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015	7
Consolidated and Combined Statements of Cash Flows for the periods from April 14, 2017 to December 31, 2017, January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015	8
Notes to Consolidated and Combined Financial Statements	9
Financial Statement Schedule:
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2017 with reconciliations from April 14, 2017 to December 31, 2017, from January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015	27

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Safety, Income & Growth Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Safety, Income & Growth Inc. and its subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for the period from April 14, 2017 to December 31, 2017 including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the period from April 14, 2017 to December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which restricted cash is presented on the statement of cash flows in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 20, 2018, except for the change in manner in which the Company presents restricted cash on the statement of cash flows discussed in Note 3 to the consolidated financial statements, as to which the date is June 29, 2018

We have served as the Company's auditor since 2016.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Safety, Income & Growth Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Safety, Income and Growth, Inc. (Predecessor) as of December 31, 2016, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for the period from January 1, 2017 to April 13, 2017 and for each of the two years in the period ended December 31, 2016, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the period from January 1, 2017 to April 13, 2017 and for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 20, 2018

We have served as the Company's auditor since 2016.

Safety, Income & Growth Inc.
Consolidated and Combined Balance Sheets
(In thousands, except per share data)

	As of December 31,
	2017	2016
ASSETS	The Company	Predecessor
Real estate
Real estate, at cost	$413,145	$165,699
Less: accumulated depreciation	(4,253)	(61,221)
Total real estate, net	408,892	104,478
Real estate-related intangible assets, net (refer to Note 4)	138,725	32,680
Total real estate, net and real estate-related intangible assets, net	547,617	137,158
Cash and cash equivalents	168,214	—
Restricted cash	1,656	—
Ground and other lease income receivable, net	—	3,482
Deferred ground and other lease income receivable, net	4,097	8,423
Deferred expenses and other assets, net	6,929	6,604
Total assets	$728,513	$155,667
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$7,545	$1,576
Real estate-related intangible liabilities, net	57,959	—
Debt obligations, net	307,074	—
Total liabilities	372,578	1,576
Commitments and contingencies (refer to Note 7)	—	—
Equity:
Safety, Income & Growth Inc. Predecessor Equity		154,091
Safety, Income & Growth Inc. Shareholders' Equity:
Common stock, $0.01 par value, 400,000 shares authorized, 18,190 and 0 shares issued and outstanding as of December 31, 2017 and 2016, respectively	182	—
Additional paid-in capital	364,919	—
Retained earnings (deficit)	(9,246)	—
Accumulated other comprehensive income (loss)	80	—
Total equity	355,935	154,091
Total liabilities and equity	$728,513	$155,667

The accompanying notes are an integral part of the consolidated and combined financial statements.

Safety, Income & Growth Inc.(1)
Consolidated and Combined Statements of Operations
(In thousands, except per share data)

	For the Period from April 14, 2017 to December 31, 2017	For the Period From January 1, 2017 to April 13, 2017	For the Years Ended December 31,
			2016	2015
Revenues:	The Company	Predecessor
Ground and other lease income	$16,952	$5,916	$21,664	$18,558
Other income	258	108	79	7
Total revenues	17,210	6,024	21,743	18,565
Costs and expenses:
Interest expense	7,485	2,432	8,242	7,229
Real estate expense(2)	1,261	210	861	217
Depreciation and amortization	6,406	901	3,142	3,140
General and administrative	5,094	1,143	2,883	2,262
Other expense	633	—	—	—
Total costs and expenses	20,879	4,686	15,128	12,848
Income (loss) from operations	(3,669)	1,338	6,615	5,717
Income from sales of real estate	—	508	—	—
Net income (loss)	(3,669)	1,846	6,615	5,717
Net income attributable to noncontrolling interest	—	—	—	(368)
Net income (loss) attributable to Safety, Income & Growth Inc.	$(3,669)	$1,846	$6,615	$5,349

Per common share data:
Net income (loss)
Basic and diluted	$(0.25)	N/A	N/A	N/A
Weighted average number of common shares:
Basic and diluted	14,648	N/A	N/A	N/A
_______________________________________________________________________________
(1)The combined statements of operations prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

(2)
For the period from January 1, 2017 to April 13, 3017 and April 14, 2017 to December 31, 2017, real estate expense includes reimbursable property taxes of $0.2 million at one of the Company's properties. For the period from April 14, 2017 to December 31, 2017, real estate expense includes non-cash rent expense of $0.7 million related to the amortization of a below market lease asset at one of the Company's hotel properties.

The accompanying notes are an integral part of the consolidated and combined financial statements.

Safety, Income & Growth Inc.(1)
Consolidated and Combined Statements of Comprehensive Income
(In thousands)

	For the Period from April 14, 2017 to December 31, 2017	For the Period From January 1, 2017 to April 13, 2017	For the Years Ended December 31,
			2016	2015
	The Company	Predecessor
Net income (loss)	$(3,669)	$1,846	$6,615	$5,717
Other comprehensive income (loss):
Reclassification of (gains) losses on derivatives into earnings	110	—	—	—
Unrealized gains/(losses) on derivatives	(30)	415	—	—
Other comprehensive income (loss)	80	415	—	—
Comprehensive income (loss)	(3,589)	2,261	6,615	5,717
Comprehensive (income) loss attributable to noncontrolling interests	—	—	—	(368)
Comprehensive income (loss) attributable to Safety, Income & Growth Inc.	$(3,589)	$2,261	$6,615	$5,349
_______________________________________________________________________________

(1)	The combined statements of comprehensive income prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

The accompanying notes are an integral part of the consolidated and combined financial statements.

iStar Inc.
Consolidated Statements of Changes in Equity
For the Years Ended December 31, 2015 and 2014
(In thousands)

	Safety, Income & Growth Inc. Predecessor Equity	Common Stock at Par	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
Predecessor
Balance as of December 31, 2014	$105,124	$—	$—	$—	$—	$—	$105,124
Net income	5,349	—	—	—	—	368	5,717
Net transactions with iStar Inc.	36,315	—	—	—	—	—	36,315
Contribution from noncontrolling interest	—	—	—	—	—	3,819	3,819
Distributions to noncontrolling interest	—	—	—	—	—	(594)	(594)
Acquisition of noncontrolling interest	(2,759)	—	—	—	—	(3,593)	(6,352)
Balance as of December 31, 2015	$144,029	$—	$—	$—	$—	$—	$144,029
Net income	6,615	—	—	—	—	—	6,615
Net transactions with iStar Inc.	3,447	—	—	—	—	—	3,447
Balance as of December 31, 2016	$154,091	$—	$—	$—	$—	$—	$154,091
Net income	1,846	—	—	—	—	—	1,846
Unrealized gain on cash flow hedge	415	—	—	—	—	—	415
Net transactions with iStar Inc.	(220,813)	—	—	—	—	—	(220,813)
Balance as of April 13, 2017	$(64,461)	$—	$—	$—	$—	$—	$(64,461)

The Company
Net income (loss)	$—	$—	$—	$(3,669)	$—	$—	$(3,669)
Proceeds from issuance of common stock to initial investors	—	57	112,943	—	—	—	113,000
Proceeds from issuance of common stock in initial public offering	—	125	249,875	—	—	—	250,000
Contributions from iStar	—	—	21,567	—	—	—	21,567
Offering costs	—	—	(20,232)	—	—	—	(20,232)
Issuance of common stock to directors	—	—	766	—	—	—	766
Dividends declared	—	—	—	(5,577)	—	—	(5,577)
Change in accumulated other comprehensive income (loss)	—	—	—	—	80	—	80
Balance as of December 31, 2017	$—	$182	$364,919	$(9,246)	$80	$—	$355,935
_______________________________________________________________________________
(1)The combined statements of changes in equity prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.
The accompanying notes are an integral part of the consolidated and combined financial statements.

Safety, Income & Growth Inc.(1)
Consolidated and Combined Statements of Cash Flows
(In thousands)

	For the Period from April 14, 2017 to December 31, 2017	For the Period From January 1, 2017 to April 13, 2017	For the Years Ended December 31,
			2016	2015
	The Company	Predecessor
Cash flows from operating activities:
Net income (loss)	$(3,669)	$1,846	$6,615	$5,717
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	6,406	901	3,142	3,140
Non-cash expense for stock-based compensation	766	—	—	—
Deferred ground and other lease income	(4,097)	(1,271)	(4,374)	(2,902)
Income from sales of real estate	—	(508)	—	—
Amortization of real estate-related intangibles, net	1,178	118	414	332
Amortization of premium and deferred financing costs on debt obligations, net	465	—	—	—
Management fees and non-cash expense reimbursements to the Manager	2,627	—	—	—
Other operating activities	15	24	—	—
Changes in assets and liabilities:
Changes in ground and other lease income receivable, net	1,394	2,088	(858)	(588)
Changes in deferred expenses and other assets, net	151	(576)	(39)	(430)
Changes in accounts payable, accrued expenses and other liabilities	852	(13)	580	(244)
Cash flows provided by operating activities	6,088	2,609	5,480	5,025
Cash flows from investing activities:
Acquisitions of real estate	(270,734)	—	(3,915)	—
Proceeds from sales of real estate	—	508	—	—
Other investing activities	(2,443)	(1,042)	(4,057)	—
Cash flows used in investing activities	(273,177)	(534)	(7,972)	—
Cash flows from financing activities:
Net transactions with iStar Inc.	—	(220,813)	3,447	1,943
Distributions to noncontrolling interest	—	—	—	(594)
Contributions from noncontrolling interest	—	—	—	(6,352)
Contribution from iStar Inc.	14,350	—	—	—
Proceeds from issuance of common stock	363,000	—	—	—
Proceeds from debt obligations	176,000	227,000	—	—
Repayments of debt obligations	(95,000)	—	—	—
Payments for deferred financing costs	(4,170)	(7,217)	—	—
Payment of offering costs	(14,372)	(779)	(977)	—
Dividends paid to common shareholders	(2,849)	—	—	—
Cash flows provided by (used in) financing activities	436,959	(1,809)	2,470	(5,003)
Changes in cash, cash equivalents and restricted cash	169,870	266	(22)	22
Cash, cash equivalents and restricted cash at beginning of period	—	—	22	—
Cash, cash equivalents and restricted cash at end of period	$169,870	$266	$—	$22
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,528	$168	$—	$—
Supplemental disclosure of non-cash investing and financing activity:
Assumption of debt obligations	$227,415	$—	$—	$—
Contribution from iStar Inc.	7,217	—	—	—
Dividends declared to common shareholders	2,728	—	—	—
Accrued offering costs	1,347	—	769	—
Accrued finance costs	128	21	—	—
Contribution from noncontrolling interest	—	—	—	3,819
Net transactions with iStar Inc.	—	—	—	34,372
_______________________________________________________________________________
(1)The combined statements of cash flows prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.
The accompanying notes are an integral part of the consolidated and combined financial statements.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements

Note 1—Business and Organization

Business—Safety, Income & Growth Inc. (the "Company") operates its business through one segment by acquiring, managing and capitalizing ground leases. Ground leases are long-term contracts between the landlord (the Company) and a tenant or leaseholder ("Ground Leases"). The Company believes that it is the first publicly-traded company formed primarily to acquire, own, manage, finance and capitalize Ground Leases. Ground Leases generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon. Ground Leases are similar to ‘‘triple net’’ leases in that the tenant is responsible for all property operating expenses, such as maintenance, real estate taxes and insurance and is typically responsible for development costs and capital expenditures. Ground Leases are typically long-term (base terms ranging from 30 years to 99 years, often with tenant renewal options) and have contractual base rent increases (either at a specified percentage or consumer price index ("CPI") based, or both) and sometimes include percentage rent participations.

The Company intends to target investments in long-term Ground Leases in which: (i) the initial value of its Ground Lease represents 30% to 45% of the combined value of the land and buildings and improvements thereon as if there was no Ground Lease on the land ("Combined Property Value"); (ii) the ratio of underlying property net operating income to the Ground Lease payment due the Company ("Ground Rent Coverage") is between 2.0x to 5.0x; and (iii) the Ground Lease contains contractual rent escalation clauses or percentage rent that participates in gross revenues generated by the commercial real estate on the land. A Ground Lease lessor (the Company) typically has the right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default. The Company believes that the Ground Lease structure provides an opportunity for future investment value accretion through the reversion to the Company, as the Ground Lease owner, of the buildings and improvements on the land at the expiration or earlier termination of the lease, for no additional consideration from the Company.

The Company is managed by SFTY Manager, LLC (the "Manager"), a wholly-owned subsidiary of iStar Inc. ("iStar"), the Company's largest shareholder, pursuant to a management agreement (refer to Note 11). The Company has no employees, as the Manager provides all services to it. The Company intends to draw on the extensive investment origination and sourcing platform of its Manager to actively promote the benefits of the Ground Lease structure to prospective Ground Lease tenants.

Organization—Safety, Income & Growth Inc. is a Maryland corporation. The Company closed its initial public offering in June 2017 and its common stock is listed on the New York Stock Exchange under the symbol "SAFE." The Company's predecessor ("Original Safety" or the "Predecessor") was formed as a wholly-owned subsidiary of iStar on October 24, 2016. iStar contributed a pre-existing portfolio of Ground Leases to Original Safety and sought third party capital to grow its Ground Lease business. A second entity, SIGI Acquisition, Inc. ("SIGI"), was capitalized on April 14, 2017 by iStar and two institutional investors. On April 14, 2017, Original Safety merged with and into SIGI with SIGI surviving the merger and being renamed Safety, Income & Growth Inc. References herein to the Company refer to Original Safety before such merger and to the surviving company of such merger thereafter. Through these and other formation transactions, the Company (i) acquired iStar's entire Ground Lease portfolio consisting of 12 properties (the "Initial Portfolio"), all of which were wholly-owned by the Company as of December 31, 2016, (ii) completed the $227 million 2017 Secured Financing (refer to Note 6) on March 30, 2017, (iii) issued 2,875,000 shares of the Company's common stock to two institutional investors for $20.00 per share, or $57.5 million (representing a 51% ownership interest in the Company at such time), and 2,775,000 shares of the Company's common stock to iStar for $20.00 per share, or $55.5 million (representing a 49% ownership interest in the Company at such time), and (iv) paid $340.0 million in total consideration to iStar for the Initial Portfolio.

On June 27, 2017, the Company completed its initial public offering raising $205.0 million in gross proceeds and concurrently completed a $45.0 million private placement with iStar, its largest shareholder. The price per share paid in the initial public offering and the private placement was $20.00. iStar incurred a total of $18.9 million of organization and offering costs in connection with these transactions, including commissions payable to the underwriters and other offering expenses. iStar received no reimbursement for its payment of the organization and offering costs. The payment of such costs were treated as capital contributions from iStar with an offsetting cost of capital in the Company's consolidated statements of changes in equity.

The Company intends to elect to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with the tax year ending December 31, 2017. The Company was structured as an Umbrella Partnership REIT ("UPREIT"). As such, all of the Company's properties are owned by a subsidiary partnership, Safety Income and Growth Operating Partnership LP (the "Operating Partnership"), which is currently wholly-owned by the Company. The UPREIT structure may afford

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

the Company with certain benefits as it seeks to acquire properties from third parties who may want to defer taxes by contributing their Ground Leases to the Company.
Note 2—Basis of Presentation and Principles of Consolidation and Combination
Basis of Presentation—For periods prior to April 14, 2017, the accompanying combined financial statements do not represent the financial position and results of operations of one legal entity, but rather a combination of entities under common control that have been ‘‘carved out’’ from iStar’s consolidated financial statements. For periods prior to April 14, 2017, these combined financial statements reflect the revenues and expenses of the Predecessor and include certain material assets and liabilities of iStar that are specifically identifiable and generated through, or associated with, an in-place lease, which have been reflected at iStar’s historical basis. For periods subsequent to April 14, 2017, the accompanying consolidated financial statements represent the consolidated financial statements of the Company. In addition, as a result of the Company's acquisition of the Initial Portfolio from iStar, the consolidated financial statements subsequent to April 14, 2017 are presented on a new basis of accounting pursuant to Accounting Standards Codification ("ASC") 805 (refer to Note 4).
The preparation of these consolidated and combined financial statements in conformity with generally accepted accounting principles in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These combined financial statements for the periods prior to April 14, 2017 include an allocation of general and administrative expenses and interest expense to the Predecessor from iStar. General and administrative expenses include certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock based compensation, represent a pro rata allocation of costs from iStar’s net lease and corporate business segments based on our average net assets as a percentage of iStar’s average net assets. Interest expense was allocated to the Predecessor by calculating its average net assets as a percentage of the average net assets in iStar’s net lease business segment and multiplying that percentage by the interest expense allocated to iStar’s net lease business segment (only for the number of days in the period in which the Predecessor did not have debt obligations outstanding—refer to Note 6). The Company believes the allocation methodology for the general and administrative expenses and interest expense is reasonable. Accordingly, the general and administrative expense allocation presented in our combined statements of operations for Predecessor periods does not necessarily reflect what our general and administrative expenses will be as a standalone public company for future reporting periods.

For the periods prior to April 14, 2017, most of the entities included in the Predecessor financial statements did not have bank accounts for the periods presented, and most cash transactions for the Predecessor were transacted through bank accounts owned by iStar. For the periods prior to April 14, 2017, the combined statements of cash flows for the periods presented were prepared as if operating, investing and financing transactions for the Predecessor had been transacted through its own bank accounts. Certain prior period amounts have been reclassified in the Company's consolidated financial statements and the related notes to conform to the current period presentation.

Principles of Consolidation and Combination—For the periods prior to April 14, 2017, the combined financial statements include on a carve-out basis the historical balance sheets and statements of operations and cash flows attributed to the Predecessor. For the periods subsequent to April 14, 2017, the consolidated financial statements include the accounts and operations of the Company and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Note 3—Summary of Significant Accounting Policies

Real estate—Real estate assets are recorded at cost less accumulated depreciation and amortization, as follows:

Capitalization and depreciation—Certain improvements and replacements are capitalized when they extend the useful life of the asset. Repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life, which is generally 40 years for facilities, the shorter of the remaining lease term or expected life for tenant improvements and the remaining useful life of the facility for facility improvements.

Purchase price allocation—Upon acquisition of real estate, the Company determines whether the transaction is a business combination, which is accounted for under the acquisition method, or an acquisition of assets. For both types of transactions, the Company recognizes and measures identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

based on their relative fair values. For business combinations, the Company recognizes and measures goodwill or gain from a bargain purchase, if applicable, and expenses acquisition-related costs in the periods in which the costs are incurred. For acquisitions of assets, acquisition-related costs are capitalized and recorded in "Real estate, net" on the Company's combined balance sheets. If the Company acquires real estate and simultaneously enters into a new lease of the real estate the acquisition will be accounted for as an asset acquisition.

The Company accounts for its acquisition of properties by recording the purchase price of tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements is determined as if these assets are vacant. Intangible assets may include the value of lease incentive assets, above-market leases, below-market Ground Lease assets and in-place leases, which are each recorded at their estimated fair values and included in "Real estate-related intangible assets, net" on the Company's consolidated and combined balance sheets. Intangible liabilities may include the value of below-market leases, which are recorded at their estimated fair values and included in "Real estate-related intangible liabilities, net" on the Company's consolidated and combined balance sheets. In-place leases are amortized over the remaining non-cancelable term and the amortization expense is included in "Depreciation and amortization" in the Company's consolidated and combined statements of operations. Lease incentive assets and above-market (or below-market) lease value are amortized as a reduction of (or, increase to) ground and other lease income over the remaining non-cancelable term of each lease. Below-market Ground Lease assets are amortized to real state estate expense over the remaining non-cancelable term of the lease. The Company may also engage in sale/leaseback transactions whereby the Company executes a net lease with the occupant simultaneously with the purchase of the asset.

Impairments—The Company reviews real estate assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset held for use is impaired if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) are less than its carrying value. Such estimate of cash flows considers factors such as expected future operating income trends, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the asset over the estimated fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate assets are recorded in "Impairment of assets" in the Company's combined statements of operations. The Company did not record any impairments for the periods presented.

Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds, if applicable, with original maturity terms of less than 90 days.

Restricted Cash—Restricted cash includes $1.7 million required to be maintained under certain of the Company's derivative transactions.

Ground and other lease income—Ground and other lease income includes rent earned from leasing land and buildings owned by the Company to its tenants. Ground and other lease income is recognized on the straight-line method of accounting, generally from the later of the date the lessee takes possession of the space and it is ready for its intended use or the date of acquisition of the asset subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between ground and other lease income recognized under this method and contractual lease payment terms is recorded as deferred ground and other lease income receivable and is included in ‘‘Deferred ground and other lease income receivable, net’’ on the Company's consolidated and combined balance sheets. The Company is also entitled to percentage rent pursuant to some of its leases and records percentage rent as ground and other lease income when earned. During the periods from January 1, 2017 to April 13, 2017 and April 14, 2017 to December 31, 2017, the Company recorded $0.6 million and $0.1 million, respectively, of percentage rent. During the years ended December 31, 2016 and 2015, the Company recorded $3.2 million and $2.9 million, respectively, of percentage rent. Ground and other lease income also includes the amortization of finite lived intangible assets and liabilities, which are amortized over the period during which the assets or liabilities are expected to contribute directly or indirectly to the future cash flows of the business acquired.

The Company estimates losses within ground and other lease income receivable and deferred ground and other lease income receivable balances as of the balance sheet date and incorporates an asset-specific reserve based on management's evaluation of the credit risks associated with these receivables. As of December 31, 2017 and 2016, we did not have an allowance for doubtful accounts related to real estate tenant receivables or deferred ground and other lease income.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Other income—Other income primarily includes interest income, non-recurring lease termination fees and other ancillary income. Interest income on other assets is recognized on an accrual basis using the effective interest method. The Company considers receivables to be non-performing and places receivables on non-accrual status at such time as: (1) the receivable becomes 90 days delinquent; (2) the receivable has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the receivable.

Earnings per share—The Company has one class of common stock. Earnings per share ("EPS") is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding (refer to Note 9 for a summary of shares outstanding).

Deferred expenses and other assets—Deferred expenses include deferred financing fees associated with the 2017 Revolver (refer to Note 6), derivative assets, purchase deposits, leasing costs such as brokerage, legal and other costs which are amortized over the life of the respective leases and presented as an operating activity in the Company's consolidated and combined statements of cash flows. Amortization of leasing costs is included in "Depreciation and amortization" in the Company's consolidated and combined statements of operations. As of December 31, 2016, other assets primarily includes a receivable related to the funding provided to a certain investment in a Ground Lease. This receivable is classified as held-for-investment and is reported at its outstanding unpaid principal balance and includes accrued and paid-in-kind interest.

Deferred financing fees—Deferred financing fees associated with the 2017 Revolver (refer to Note 6) are recorded in ‘‘Deferred expenses and other assets, net’’ on the Company’s consolidated and combined balance sheets. Deferred financing fees associated with the Company's other facilities are recorded in ‘‘Debt obligations, net’’ on the Company's consolidated and combined balance sheets. The amortization of deferred financing fees is included in ‘‘Interest expense’’ in the Company’s consolidated and combined statements of operations.

Dispositions—Gains on the sale of real estate assets are recognized in "Income from sales of real estate" in accordance with ASC 360-20, Real Estate Sales. Gains on sales of real estate are recognized for full profit recognition upon closing of the sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. The Company primarily uses specific identification and the relative sales value method to allocate costs.

Stock-based compensation—The Company adopted an equity incentive plan to provide equity incentive opportunities to members of the Manager’s management team and employees who perform services for the Company, the Company's independent directors, advisers, consultants and other personnel. The Company's equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards, including long-term incentive plan units. The Company accounts for stock-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. On June 27, 2017, the Company's directors who are not officers or employees of the Manager or iStar were granted a total of 40,000 shares in the Company's common stock with an aggregate grant date fair value of $0.8 million. The shares granted to the directors vested immediately and the Company recognized $0.8 million in stock-based compensation, which is classified within "General and administrative" in the Company's consolidated statements of operations.

Income taxes—The Company operates its business in a manner consistent with its intention to qualify as a REIT. As such, the consolidated and combined financial statements of the Company have been prepared as if the Company qualified as a REIT for the periods presented. The Company intends to qualify as and elect to be taxed as a REIT under sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code") beginning with its taxable year ending December 31, 2017. The Company will be subject to federal and state income taxation at corporate rates on its net taxable income; the Company, however, may claim a deduction for the amount of dividends paid to its stockholders. Amounts distributed as dividends by the Company will be subject to taxation at the stockholder level only. While the Company must distribute at least 90% of its net taxable income to qualify as a REIT, the Company intends to distribute all of its net taxable income, if any, and eliminate federal and state taxes on undistributed net taxable income. Certain states may impose minimum franchise taxes. In addition, the Company is allowed certain other non-cash deductions or adjustments, such as depreciation expense, when computing its net taxable income and distribution requirement. These deductions permit the Company to reduce its dividend payout requirement under federal tax laws. For the periods presented, the Company did not have any taxable REIT subsidiaries that would be subject to taxation.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Derivative instruments and hedging activity—The Company's use of derivative financial instruments is associated with debt issuances and primarily limited to the utilization of interest rate swaps, interest rate caps or other instruments to manage interest rate risk exposure. The Company does not enter into derivatives for trading purposes.

The Company recognizes derivatives as either assets or liabilities on the Company's consolidated and combined balance sheets at fair value. Derivative assets are recorded in "Deferred expenses and other assets, net" and derivative liabilities are recorded in "Accounts payable, accrued expenses and other liabilities" on the Company's consolidated and combined balance sheets. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability, a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability.

For the Company's derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives is reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in the Company's consolidated statements of operations. For the Company's derivatives not designated as hedges, the changes in the fair value of the derivatives are reported in "Other expense" in the Company's consolidated statements of operations.

The table below presents the Company's derivatives as well as their classification on the consolidated balance sheet as of December 31, 2017 ($ in thousands)(1):

Derivative Type	Maturity	Notional Amount	Fair Value(2)	Balance Sheet Location

Assets
Interest rate swap	October 2020	$95,000	$798	Deferred expenses and other assets, net
Interest rate swap	October 2020	10,000	128	Deferred expenses and other assets, net
Interest rate swap	October 2030	10,000	98	Deferred expenses and other assets, net
Interest rate cap(3)	January 2021	71,000	18	Deferred expenses and other assets, net
Total			$1,042

Liabilities
Interest rate swap	October 2030	95,000	$619	Accounts payable, accrued expenses and other liabilities
Interest rate swap	October 2030	22,000	285	Accounts payable, accrued expenses and other liabilities
Total			$904
____________________________________________________________________________

(1)	For the period from April 14, 2017 to December 31, 2017, the Company recognized $0.1 million in accumulated other comprehensive income (loss).

(2)
The fair value of the Company's derivatives are based upon widely accepted valuation techniques utilized by a third-party specialist using observable inputs such as interest rates and contractual cash flow and are classified as Level 2. Over the next 12 months, the Company expects that $0.1 million related to cash flow hedges will be reclassified from "Accumulated other comprehensive income (loss)" into interest expense.

(3)	This derivative is not designated in a hedging relationship.

Credit Risk-Related Contingent Features-The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

The Company reports derivative instruments on a gross basis in the consolidated financial statements. In connection with its interest rate swap derivatives which were in a liability position as of December 31, 2017, the Company posted collateral of $1.7 million which is included in "Restricted cash" on the Company's consolidated balance sheets. The Company's net exposure under these contracts was zero as of December 31, 2017.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

The tables below present the effect of the Company's derivative financial instruments in the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the period from April 14, 2017 to December 31, 2017 ($ in thousands):

Derivatives Designated in Hedging Relationships	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Accumulated Other Comprehensive Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (Ineffective Portion)
Interest rate swaps	Interest expense / Other expense(1)	$30	$110	$22
____________________________________________________________________________

(1)	The effective portion recognized in earnings was recorded in interest expense and the ineffective portion recognized in earnings was recorded in other expense.

	Location of Gain or (Loss) Recognized in Income	Amount of Gain or (Loss) Recognized in Income
Derivatives not Designated in Hedging Relationships
Interest rate cap	Other Expense	$(5)
In February 2017, the Company entered into and settled a rate lock swap in connection with the 2017 Secured Financing (refer to Note 6). As a result of the settlement, the Company recorded a $0.4 million unrealized gain in other comprehensive income, which was recorded in "Safety, Income & Growth Inc. Predecessor equity" on the Company’s consolidated and combined balance sheets. In connection with the Company's acquisition of the Initial Portfolio, the 2017 Secured Financing was recorded at fair value and the resulting premium will be recorded as a reduction to interest expense over the term of the 2017 Secured Financing.

Fair Values—The Company is required to disclose fair value information with regard to its financial instruments, whether or not recognized in the consolidated and combined balance sheets, for which it is practical to estimate fair value. The Financial Accounting Standards Board ("FASB") guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company determines the estimated fair values of financial assets and liabilities based on a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the Company and the Company’s own assumptions about market participant assumptions. The Company determined the carrying values of its financial instruments including cash and cash equivalents; restricted cash; ground and other lease income receivable; deferred ground and other lease income receivable, net; deferred expenses and other assets, net; and accounts payable, accrued expenses, and other liabilities approximated their fair values. For the Company's debt obligations not traded in secondary markets, the Company determines fair value primarily by using market rates currently available for debt obligations with similar terms and remaining maturities. The Company determined that the significant inputs used to value its debt obligations, net fall within Level 3 of the fair value hierarchy. The Company determined the fair value of its debt obligations, net as of December 31, 2017 was approximately $308.7 million.

In connection with the Company's acquisition of the Initial Portfolio and its acquisition of two separate Ground Leases on June 28, 2017 (refer to Note 4), the Company was required to account for the acquisitions as business combinations pursuant to ASC 805. The Company utilized a third-party specialist to assist the Company in recognizing and measuring the identifiable assets acquired, the liabilities assumed, and estimating the remaining useful life of the identifiable assets acquired in accordance with ASC 350.

Other—The Company is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Company has elected to utilize the exemption for auditor attestation requirements.
In addition, the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has chosen to "opt out" of this extended transition period, and as a result, it will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

all public companies that are not emerging growth companies. The Company's decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
The Company will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the Company's initial public offering, (iii) the date on which the Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which the Company is deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended.
New Accounting Pronouncements—In August 2017, the FASB issued Accounting Standards Update ("ASU") 2017-12, Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12") to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. ASU 2017-12 expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management does not believe adoption of the new standard will have a material impact on the Company's consolidated financial statements.
In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets ("ASU 2017-05") to clarify the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. The amendments in ASU 2017-05 simplify GAAP by eliminating several accounting differences between transactions involving assets and transactions involving businesses. The amendments in ASU 2017-05 require an entity to initially measure a retained noncontrolling interest in a nonfinancial asset at fair value consistent with how a retained noncontrolling interest in a business is measured. Also, if an entity transfers ownership interests in a consolidated subsidiary that is within the scope of ASC 610-20 and continues to have a controlling financial interest in that subsidiary, ASU 2017-05 requires the entity to account for the transaction as an equity transaction, which is consistent with how changes in ownership interests in a consolidated subsidiary that is a business are recorded when a parent retains a controlling financial interest in the business. ASU 2017-05 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. The Company will adopt ASU 2017-05 using the modified retrospective approach and the adoption on January 1, 2018 will have no impact to the Company's consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business ("ASU 2017-01") to provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The Company's real estate acquisitions have historically been accounted for as a business combination or an asset acquisition. Under ASU 2017-01, certain transactions previously accounted for as business combinations under the existing guidance would be accounted for as asset acquisitions under the new guidance. As a result, the Company expects more transaction costs to be capitalized under real estate acquisitions and less transaction costs to be expensed under business combinations as a result of the new guidance. ASU 2017-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Except as described above, management does not believe adoption of the new standard will have a material impact on the Company's consolidated financial statements.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18") which requires that restricted cash be included with cash and cash equivalents when reconciling beginning and ending cash and cash equivalents on the statement of cash flows. In addition, ASU 2016-18 requires disclosure of what is included in restricted cash. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. The Company adopted ASU 2016-18 on January 1, 2018. The adoption of ASU 2016-18 did not have a material impact on the Predecessor's combined financial statements. The following table provides a reconciliation of the cash, cash equivalents and restricted cash reported in the Company's consolidated balance sheet that total to the same amount as reported in the Company's consolidated statement of cash flows (in thousands):

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$168,214	$—
Restricted cash(1)	1,656	—
Total cash, cash equivalents and restricted cash reported in the consolidated statement of cash flows	$169,870	$—
_______________________________________________________________________________

(1)	Restricted cash includes cash balances required to be maintained under certain of the Company's derivative transactions.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") which was issued to reduce diversity in practice in how certain cash receipts and cash payments, including debt prepayment or debt extinguishment costs, distributions from equity method investees, and other separately identifiable cash flows, are presented and classified in the statement of cash flows. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company's consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments ("ASU 2016-13") which was issued to provide financial statement users with more decision useful information about the expected credit losses on financial instruments held by a reporting entity. This amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. For operating leases, a lessee will be required to: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its statement of financial position; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight line basis and (iii) classify all cash payments within operating activities in its statement of cash flows. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. However, in certain instances a long-term lease of land could be classified as a sales-type lease, resulting in the lessor derecognizing the underlying asset from its books and recording a profit or loss on the sale and a net investment in the lease. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management is evaluating the impact of the guidance on the Company’s consolidated financial statements and currently expects that future Ground Lease transactions will qualify as sales-type leases. This qualification will result in the Company recording a net investment in the lease asset and interest income on the net investment in the lease.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (‘'ASU 2014-09’') which supersedes existing industry-specific guidance, including ASC 360-20, Real Estate Sales. The new standard is principles-based and requires more estimates and judgment than current guidance. Certain contracts with customers, including lease contracts and financial instruments and other contractual rights, are not within the scope of the new guidance. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers—Deferral of the Effective Date, to defer the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption was permitted beginning January 1, 2017. The Company will adopt ASU 2014-09 using the modified retrospective approach and the adoption on January 1, 2018 will have no impact to the Company's consolidated financial statements.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 4—Real Estate and Real Estate-Related Intangibles
The Company's real estate assets consist of the following ($ in thousands)(1):

	As of
	December 31, 2017	December 31, 2016
Land and land improvements, at cost	$220,749	$41,160
Buildings and improvements, at cost	192,396	124,539
Less: accumulated depreciation	(4,253)	(61,221)
Total real estate, net	$408,892	$104,478
Real estate-related intangible assets, net	138,725	32,680
Total real estate, net and real estate-related intangible assets, net	$547,617	$137,158
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values. In February 2017, the Company sold a parking facility from its Park Hotels Portfolio for $0.5 million that had been previously impaired and had a carrying value of zero.

Real estate-related intangible assets, net consist of the following items ($ in thousands)(1):

	As of
	December 31, 2017	December 31, 2016
Above-market lease assets, net(2)	$77,197	$—
In-place lease assets, net(3)	35,744	—
Below-market lease asset, net(4)	25,784	—
Lease incentives, net(5)	—	32,545
Other intangible assets, net	—	135
Real estate-related intangible assets, net	$138,725	$32,680
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)
Above-market lease assets are recognized during business combinations when the present value of market rate rental cash flows over the term of a lease is less than the present value of the contractual in-place rental cash flows. Accumulated amortization on above-market lease assets was $0.9 million as of December 31, 2017. The amortization of above-market lease assets decreased "Ground and other lease income" in the Company's consolidated statements of operations by $0.9 million for the period from April 14, 2017 to December 31, 2017. Above-market lease assets are amortized over the non-cancelable term of the leases.

(3)
In-place lease assets are recognized during business combinations and are estimated based on the value associated with the costs avoided in originating leases comparable to the acquired in-place leases as well as the value associated with lost rental revenue during the assumed lease-up period. Accumulated amortization on in-place lease assets was $2.2 million as of December 31, 2017. The amortization expense for in-place leases was $2.2 million for the period from April 14, 2017 to December 31, 2017. This amount is included in "Depreciation and amortization" in the Company's consolidated statements of operations. In-place lease assets are amortized over the non-cancelable term of the leases.

(4)
Below-market lease asset, net resulted from the acquisition of the Initial Portfolio and relates to a property that is majority-owned by a third party and is ground leased to the Company. The Company is obligated to pay the third-party owner of the property $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, the Company's tenant pays this expense directly under the terms of a master lease. Accumulated amortization on the below-market lease asset was $0.7 million as of December 31, 2017. The amortization expense for the Company's below-market lease asset was $0.7 million for the period from April 14, 2017 to December 31, 2017. This amount is included in "Real estate expense" in the Company's consolidated statements of operations. The below-market lease asset is amortized over the non-cancelable term of the lease.

(5)
Accumulated amortization on lease incentives was $2.1 million as of December 31, 2016. The amortization of lease incentives decreased "Ground and other lease income" in the Company's combined statements of operations by $0.1 million for the period from January 1, 2017 to April 13, 2017 and $0.4 million and $0.3 million for the years ended December 31, 2016 and 2015, respectively. Lease incentive assets are amortized over the non-cancelable term of the leases.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

The estimated expense from the amortization of real estate-related intangible assets for each of the five succeeding fiscal years is as follows ($ in thousands) (1):

Year	Amount
2018	5,376
2019	5,376
2020	5,376
2021	5,376
2022	5,376
_______________________________________________________________________________

(1)	As of December 31, 2017, the weighted average amortization period for the Company's real estate-related intangible assets was approximately 60 years.

Real estate-related intangible liabilities, net consist of the following items ($ in thousands)(1):

	As of
	December 31, 2017	December 31, 2016
Below-market lease liabilities(2)	$57,959	$—
Real estate-related intangible liabilities, net	$57,959	$—
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)
Below-market lease liabilities are recognized during business combinations when the present value of market rate rental cash flows over the term of a lease exceeds the present value of the contractual in-place rental cash flows. Accumulated amortization on below-market lease liabilities was $0.4 million as of December 31, 2017. The amortization of below-market lease liabilities increased "Ground and other lease income" in the Company's consolidated statements of operations by $0.4 million for the period from April 14, 2017 to December 31, 2017.

Acquisitions—On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. On June 28, 2017, the Company separately acquired two additional Ground Leases (described below) from third party sellers for an aggregate purchase price of approximately $142.0 million and accounted for the acquisitions as business combinations pursuant to ASC 805.

The Company also acquired the Ground Lease at 6201 Hollywood Boulevard, a 183,802 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The land is improved with approximately 535 apartments, 71,200 square feet of retail space, 1,300 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease had 87 years remaining on its term.
The Company also acquired the Ground Lease at 6200 Hollywood Boulevard, a 143,151 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The site is currently under construction; once completed, it will be improved with approximately 507 apartments, 56,100 square feet of retail space, 1,237 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease had 87 years remaining on its term.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

The Company's preliminary purchase price allocations for the acquisitions accounted for as business combinations are presented in the table below ($ in thousands):

	Initial Portfolio	6200 Hollywood Blvd.	6201 Hollywood Blvd.	Total
Assets
Land and land improvements, at cost	$73,472	$68,140	$72,836	$214,448
Buildings and improvements, at cost	192,396	—	—	192,396
Real estate	265,868	68,140	72,836	406,844
Real estate-related intangible assets(1)	124,017	5,500	3,258	132,775
Other assets	1,174	—	—	1,174
Total assets	$391,059	$73,640	$76,094	$540,793

Liabilities
Real estate-related intangible liabilities(2)	$50,644	$—	$7,734	$58,378
Debt obligations	227,415	—	—	227,415
Total liabilities	278,059	—	7,734	285,793
Purchase Price(3)	$113,000	$73,640	$68,360	$255,000
_______________________________________________________________________________

(1)
Intangible assets primarily includes above market and in-place lease assets related to the acquisition of real estate assets. The amortization of above market lease assets is recorded as a reduction to "Ground and other lease income" in the Company's consolidated and combined statements of operations and are amortized over the term of the leases. The amortization expense for in-place leases is recorded in "Depreciation and amortization" in the Company's consolidated statements of operations. In addition, intangible assets from the acquisition of the Initial Portfolio includes a below market lease asset on a property that is majority-owned by a third party that is ground leased to the Company. The Company is obligated to pay the third-party owner of the property $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, the Company's tenant pays this expense directly under the terms of a master lease. The amortization of the below market lease asset is recorded to "Real estate expense" in the Company's consolidated statements of operations.

(2)
Intangible liabilities includes below market lease liabilities related to the acquisition of real estate assets. The amortization of below market lease liabilities is recorded as an increase to "Ground and other lease income" in the Company's consolidated statements of operations.

(3)	The Company paid $340.0 million in total consideration to iStar for the Initial Portfolio, including the proceeds from the 2017 Secured Financing.

The following unaudited table summarizes the Company's pro forma revenues and net income (loss) for the years ended December 31, 2017 and 2016, as if the acquisition of the Initial Portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard were completed on January 1, 2016 ($ in thousands):

	For the Years Ended December 31,
	2017	2016
Pro forma revenues	$25,828	$27,422
Pro forma net income (loss) (1)	(803)	5,484
_______________________________________________________________________________

(1)
The combined statements of operations prior to April 14, 2017 represented the activity of the Predecessor and EPS was not applicable. The acquisition of the Initial Portfolio is included in EPS for the period from April 14, 2017 to December 31, 2017. The acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard would have increased EPS by $0.07 if the acquisitions had occurred on April 14, 2017.

From the date of acquisition through December 31, 2017, $16.1 million in total revenues and $8.5 million in net property-level income associated with the Initial Portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard were included in the Company’s consolidated statements of operations. The pro forma revenues and net income are presented for informational purposes only and may not be indicative of what the actual results of operations of the Company would have been assuming the transaction occurred on January 1, 2016, nor do they purport to represent the Company’s results of operations for future periods.

On August 31, 2017, the Company closed on a Ground Lease at 3333 LifeHope in Atlanta, GA for a purchase price of $16.0 million and accounted for the acquisition as an asset acquisition recording $6.3 million in "Real estate, net" and $9.7 million

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

in "Real estate-related intangible assets, net" on the Company's consolidated balance sheet. The property is being converted into a class-A medical office building. The Ground Lease has a term of 99 years and initial rent of $0.9 million, subject to annual increases of 2%. In addition, the ground lessee will construct a 185-space parking deck adjacent to the building scheduled to be completed in 2018, which will be engineered to accommodate future development of the site. The Company has a right of first refusal to provide funding for up to 30% of the construction cost of an additional 160,000 square feet of development on terms consistent with the Ground Lease. iStar, the Company's largest shareholder, committed to provide a $24.0 million construction loan to the ground lessee with an initial term of one year for the renovation of the property. In accordance with the Company's policy with respect to transactions in which iStar is also a participant, the Company's purchase of this Ground Lease was approved by the Company’s independent directors.
In October 2017, the Company entered into a purchase agreement to acquire land subject to a Ground Lease on which a 301 unit, luxury multi-family project known as “Great Oaks” is currently being constructed in San Jose, California. Pursuant to the purchase agreement, the Company will purchase the Ground Lease on November 1, 2020 from iStar for $34.0 million. iStar committed to provide a $80.5 million construction loan to the ground lessee. The Ground Lease expires in 2116. In accordance with the Company's policy with respect to transactions in which iStar is also a participant, the Company's purchase of this Ground Lease was approved by the Company’s independent directors.
Future Minimum Ground and Other Lease Payments—Future minimum Ground and Other Lease payments to be collected under non-cancelable leases, excluding percentage rent and other lease payments that are not fixed and determinable, in effect as of December 31, 2017, are as follows by year ($ in thousands):

Year	Leases with CPI Based Escalations	Leases with Fixed Escalations	Leases with Revenue Participation (1)	Total
2018	$4,993	$5,172	$10,032	$20,197
2019	4,993	5,245	10,032	20,270
2020	4,993	5,323	10,032	20,348
2021	4,993	5,409	10,032	20,434
2022	4,993	5,488	10,032	20,513
_______________________________________________________________________________

(1)	Represents contractual base rent only and does not include percentage rent that is not fixed and determinable.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 5—Deferred Expenses and Other Assets, Net and Accounts Payable, Accrued Expenses and Other Liabilities
Deferred expenses and other assets, net, consist of the following items ($ in thousands)(1):

	As of
	December 31, 2017	December 31, 2016
Purchase deposit	$2,855	$—
Deferred finance costs, net(2)	2,490	—
Derivative assets	1,042	—
Other assets(3)	450	5,841
Leasing costs, net(4)	92	763
Deferred expenses and other assets, net	$6,929	$6,604
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)	Accumulated amortization of deferred finance costs was $0.5 million as of December 31, 2017.

(3)
As of December 31, 2016, other assets included a $4.1 million receivable related to the funding provided to a certain investment in a Ground Lease the Company entered into during the year ended December 31, 2016. In addition, as of December 31, 2016 other assets includes $1.7 million in deferred offering costs.

(4)	Accumulated amortization of leasing costs was $28 thousand as of December 31, 2016.

Accounts payable, accrued expenses and other liabilities consist of the following items ($ in thousands)(1):

	As of
	December 31, 2017	December 31, 2016
Dividends declared and payable	$2,728	$—
Accounts payable(2)	1,347	779
Accrued expenses(3)	1,285	708
Derivative liabilities	904	—
Interest payable	660	—
Other liabilities(4)	621	89
Accounts payable, accrued expenses and other liabilities	$7,545	$1,576
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)	As of December 31, 2017 and 2016, accounts payable includes accrued offering costs.

(3)
As of December 31, 2017, accrued expenses primarily includes accrued legal expenses, accrued audit expenses and recoverable real estate taxes paid by the Company and reimbursed by the tenant. As of December 31, 2016, accrued expenses primarily includes recoverable real estate taxes paid by the Company and reimbursed by the tenant.

(4)	As of December 31, 2017, other liabilities includes unearned rent and $0.1 million due to the Manager for costs it paid on the Company's behalf.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 6—Debt Obligations, net

The Company's debt obligations consist of the following ($ in thousands):

	As of		Stated Interest Rate	Scheduled Maturity Date(2)
	December 31, 2017	December 31, 2016
Secured credit financing:
2017 Secured Financing(1)	$227,000	$—	3.795%	April 2027
2017 Hollywood Mortgage(3)	71,000	—	LIBOR plus 1.33%	January 2023
2017 Revolver(3)	10,000	—	LIBOR plus 1.35%	June 2022
Total secured credit financing	308,000	—
Total debt obligations	308,000	—
Debt premium and deferred financing costs, net(1)	(926)	—
Total debt obligations, net	$307,074	$—
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed, including the 2017 Secured Financing, at their acquisition date fair values. As a result, the Company recorded a $0.4 million premium on the 2017 Secured Financing.

(2)	Represents the extended maturity date.

(3)	LIBOR in effect as of December 31, 2017 is one-month LIBOR.

2017 Secured Financing—In March 2017, the Company entered into a $227.0 million non-recourse secured financing transaction (the "2017 Secured Financing") that bears interest at a fixed rate of 3.795% and matures in April 2027. The 2017 Secured Financing was collateralized by the Initial Portfolio including seven Ground Leases and one master lease (covering the accounts of five properties). In connection with and prior to the closing of the 2017 Secured Financing, the Company entered into a $200 million notional rate lock swap, reducing the effective rate of the 2017 Secured Financing from 3.795% to 3.773% (refer to Note 3).
2017 Revolver—In June 2017, the Company entered into a recourse senior secured revolving credit facility with a group of lenders in the maximum aggregate initial original principal amount of up to $300.0 million (the "2017 Revolver"). The 2017 Revolver has a term of three years with two 12-month extension options exercisable by the Company, subject to certain conditions, and bears interest at an annual rate of applicable LIBOR plus 1.35%. An undrawn credit facility commitment fee ranges from 0.15% to 0.25%, based on utilization each quarter. This fee was waived for the first six months after the closing date of June 27, 2017. The 2017 Revolver will allow the Company to leverage Ground Leases up to 67%. The 2017 Revolver provides an accordion feature to increase, subject to certain conditions, the maximum availability up to $500.0 million. The Company incurred $3.0 million of lender and third-party fees, all of which were capitalized in "Deferred expenses and other assets, net" on the Company's consolidated balance sheet.
2017 Hollywood Mortgage—In December 2017, the Company entered into a $71.0 million mortgage on 6200 Hollywood Boulevard and 6201 Hollywood Boulevard (the "2017 Hollywood Mortgage"). The 2017 Hollywood Mortgage bears interest at a rate of one-month LIBOR plus 1.33%, matures in January 2023 and is callable without pre-payment penalty beginning in January 2021. The Company incurred $1.3 million of lender and third-party fees, all of which were capitalized in "Debt obligations, net" on the Company's consolidated balance sheet.
Debt Covenants—The Company is subject to financial covenants under the 2017 Revolver, including maintaining: a limitation on total consolidated leverage of not more than 70%, or 75% for no more than 180 days, of the Company's total consolidated assets; a consolidated fixed charge coverage ratio of at least 1.45x; a consolidated tangible net worth of at least 75% of the Company's tangible net worth at the date of the 2017 Revolver plus 75% of future issuances of net equity; a consolidated secured leverage ratio of not more than 70%, or 75% for no more than 180 days, of the Company's total consolidated assets; and a secured recourse debt ratio of not more than 5.0% of the Company's total consolidated assets. Additionally, the 2017 Revolver restricts the Company's ability to pay distributions to its stockholders. In 2017, the Company was permitted to make distributions based on an annualized distribution rate of 3.0% of the initial public offering price per share of its common stock. Beginning in 2018, the Company will be permitted to make annual distributions up to an amount equal to 110% of the Company's adjusted funds from operations, as calculated in accordance with the 2017 Revolver. In addition, the Company may make distributions to the extent necessary to maintain the Company's qualification as a REIT. As of December 31, 2017, the Company was in compliance with all of its financial covenants.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Future Scheduled Maturities—As of December 31, 2017, future scheduled maturities of outstanding debt obligations, assuming all extension options are exercised, are as follows ($ in thousands):

	2017 Secured Financing	2017 Hollywood Mortgage	2017 Revolver	Total
2018	$—	$—	$—	$—
2019	—	—	—	—
2020	—	—	—	—
2021	—	—	—	—
2022	—	—	10,000	10,000
Thereafter	227,000	71,000	—	298,000
Total principal maturities	227,000	71,000	10,000	308,000
Debt premium and deferred financing costs, net				(926)
Total debt obligations, net				$307,074
Note 7—Commitments and Contingencies

Unfunded Commitments—In October 2017, the Company entered into a purchase agreement to acquire land subject to a Ground Lease on November 1, 2020 from iStar for $34.0 million (refer to Note 4).

Legal Proceedings—The Company evaluates developments in legal proceedings that could require a liability to be accrued and/or disclosed. Based on its current knowledge, and after consultation with legal counsel, the Company believes it is not a party to, nor are any of its properties the subject of, any pending legal proceeding that would have a material adverse effect on the Company’s consolidated and combined financial statements.
Note 8—Risk Management
In the normal course of its ongoing business operations, the Company encounters credit risk. Credit risk is the risk of default on the Company’s leases that result from a tenant’s inability or unwillingness to make contractually required payments.

Risk concentrations—Concentrations of credit risks arise when the Company has multiple leases with a particular tenant or credit party, or a number of the Company’s tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features, such that their ability to meet contractual obligations, including those to the Company, could be similarly affected by changes in economic conditions.

The Company underwrites the credit of prospective tenants and often requires them to provide some form of credit support such as corporate guarantees. Although the Company’s real estate assets are geographically diverse and the tenants operate in a variety of industries and property types, to the extent the Company has a significant concentration of ground and other lease income from any tenant, the inability of that tenant to make its payment could have a material adverse effect on the Company. During the year ended December 31, 2017, the Company’s two largest tenants accounted for approximately $10.4 million and $5.3 million, or 45% and 23%, respectively, of the Company’s revenues.

The gross carrying value of five hotels leased by the Company under a master lease guaranteed by Park Intermediate Holdings LLC represented 30% of the Company’s total assets at December 31, 2017. Park Intermediate Holdings LLC is a subsidiary of Park Hotels & Resorts Inc., which is a public reporting company. According to Park Hotels & Resorts Inc.’s public Securities and Exchange Commission filings, Park Hotels & Resorts Inc. conducts substantially all of its business and holds substantially all of its assets through Park Intermediate Holdings LLC. For detailed financial information regarding Park Hotels & Resorts Inc., please refer to its financial statements, which are publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Note 9—Equity

Common Stock—On April 14, 2017, two institutional investors acquired 2,875,000 shares of the Company's common stock for $57.5 million and iStar acquired 2,775,000 shares of the Company's common stock for $55.5 million.

On June 27, 2017, the Company sold 10,250,000 shares of its common stock in its initial public offering for proceeds of $205.0 million. Concurrently with the initial public offering, the Company sold $45.0 million in shares, or 2,250,000 shares, of its common stock to iStar in a private placement and issued a total of 40,000 shares to its directors who are not employees of the Manager or iStar in consideration for their services as directors.

The following table presents a summary of the Company's ownership as of the initial public offering on June 27, 2017:

Event	Date	Owner	# of shares	Price paid Per Share
Initial capitalization	April 14, 2017	Third parties	2,875,000	$20.00
Initial capitalization	April 14, 2017	iStar	2,775,000	20.00
Initial public offering	June 27, 2017	Third parties	10,250,000	20.00
Concurrent iStar placement	June 27, 2017	iStar	2,250,000	20.00
Issuance of shares to directors	June 27, 2017	Directors	40,000	—
Shares outstanding at June 27, 2017			18,190,000

Subsequent to the initial public offering and through December 31, 2017, iStar purchased 1.8 million shares of the Company's common stock for $34.1 million, at an average cost of $18.85 per share, pursuant to two 10b5-1 plans (the “10b5-1 Plans") in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, under which it could buy shares of the Company's common stock in the open market up to an ownership limit of 39.9%. As of December 31, 2017, iStar owned 37.6% of the Company's common stock. Subsequent to December 31, 2017, iStar utilized the remaining availability under its 10b5-1 Plans and purchased an additional 0.4 million shares of the Company's common stock for $7.6 million, at an average cost of $17.92 per share. As of February 15, 2018, iStar owned 39.9% of the Company's common stock.

In addition, subsequent to the initial public offering, trusts established by Jay Sugarman, the Company's Chairman and Chief Executive Officer, and Geoffrey Jervis, the Company's Chief Operating Officer and Chief Financial Officer, purchased 26 thousand shares in the aggregate of the Company's common stock for an aggregate $0.5 million, at an average cost of $19.20 per share, pursuant to a 10b5-1 plan (the “10b5-1 Plan") in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, under which they could buy in the open market up to $0.5 million in the aggregate of the Company’s common stock. As of December 31, 2017, the trusts established by Jay Sugarman, the Company's Chairman and Chief Executive Officer, and Geoffrey Jervis, the Company's Chief Operating Officer and Chief Financial Officer, had utilized all of the availability authorized in the 10b5-1 Plan.

Safety, Income & Growth Inc. Predecessor Equity—For the periods prior to April 14, 2017, Safety, Income & Growth Inc. Predecessor Equity represents net contributions from and distributions to iStar. Most of the entities included in the Predecessor’s financial statements did not have bank accounts for the periods presented and most cash transactions for the Predecessor were transacted through bank accounts owned by iStar and are included in Safety, Income & Growth Inc. Predecessor Equity.

Dividends—The Company intends to elect to qualify as a REIT beginning with its taxable year ending December 31, 2017. To qualify as a REIT, the Company must annually distribute, at a minimum, an amount equal to 90% of its taxable income, excluding net capital gains, and must distribute 100% of its taxable income (including net capital gains) to eliminate corporate federal income taxes payable by the REIT. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation and other items), in certain circumstances, the Company may generate operating cash flow in excess of its dividends, or alternatively, may need to make dividend payments in excess of operating cash flows. During the year ended December 31, 2017, the Company declared cash dividends on its common stock of $5.6 million, or $0.3066 per share. All dividends paid in 2017 qualified as a return of capital for tax reporting purposes.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 10—Earnings Per Share

EPS is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares outstanding for the period. The following table presents a reconciliation of income (loss) from operations used in the basic and diluted EPS calculations ($ in thousands, except for per share data)(1):

For the Period from April 14, 2017 to December 31, 2017
Income (loss) from operations	$(3,669)
Income (loss) from operations attributable and allocable to common shareholders for basic and diluted earnings per common share	$(3,669)
_______________________________________________________________________________

(1)	The combined statements of operations prior to April 14, 2017 represented the activity of the Predecessor and EPS was not applicable.

For the Period from April 14, 2017 to December 31, 2017
Earnings allocable to common shares:
Numerator for basic and diluted earnings per share:
Income (loss) from operations attributable to Safety, Income & Growth Inc. and allocable to common shareholders	$(3,669)
Net income (loss)	$(3,669)

Denominator for basic and diluted earnings per share:
Weighted average common shares outstanding for basic and diluted earnings per common share	14,648

Basic and diluted earnings per common share:
Net income (loss) attributable to Safety, Income & Growth Inc. and allocable to common shareholders	$(0.25)

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 11—Related Party Transactions

The Company is externally managed by an affiliate of iStar, the Company's largest shareholder. Although the Manager was recently formed, iStar has been an active real estate investor for over 20 years and has executed transactions with an aggregate value in excess of $35.0 billion. iStar has an extensive network for sourcing investments, which includes relationships with brokers, corporate tenants and developers that it has established over its long operating history. As of September 30, 2017, iStar had total assets of approximately $5.8 billion and 189 employees in its New York City headquarters and its seven regional offices across the United States.

Management Agreement

The Company has designed what it believes to be a management agreement with unique features that create alignment and incentives. A summary of the terms of the management agreement is below:

Manager	SFTY Manager, LLC, a wholly-owned subsidiary of iStar Inc.
Management Fee	Annual fee of 1.0% of total shareholder's equity (up to $2.5 billion) Annual fee of 0.75% of total shareholder's equity (> $2.5 billion)
Management Fee Consideration
Payment will be made exclusively in the Company's common stock (valued at the greater of (i) the volume weighted average market price during the quarter for which the fee is being paid or (ii) the initial public offering price)

Lock-up
Restriction from selling common stock received for management fees for 2 years from the date of such issuance (restriction will terminate in the event of and effective with the termination of the management agreement)

Management Fee Waiver	No management fee paid to the Manager during the first year (through June 30, 2018)
Incentive Fee	None
Term	1 year
Renewal Provision	Annual renewal to be approved by majority of independent directors
Termination Fee	None

For the period from April 14, 2017 to December 31, 2017, the Company recorded $2.0 million in management fees to the Manager. These management fees are recorded in "General and administrative expenses" in the Company's consolidated statements of operations. The management fees were not actually paid to the Manager because no management fees are payable during the first year of the agreement. The fees were accounted for as a non-cash capital contribution from iStar despite iStar not receiving any compensation for its services.

Expense Reimbursements

The Company pays, or reimburses the Manager for, all of the Company's operating expenses, except those specifically required to be borne by the Manager under the management agreement. In addition, because the Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that third-party professionals or consultants otherwise would perform, the Manager is reimbursed, in cash or in shares of the Company's common stock, for the documented cost of performing such tasks.

For the period from the initial public offering on June 27, 2017 to December 31, 2017, the Company was allocated $0.6 million in expenses from the Manager. These expenses are recorded in "General and administrative expenses" in the Company's consolidated statement of operations. In accordance with the provisions of the management agreement, the expenses were waived by the Manager and, accordingly, were accounted for as a non-cash capital contribution from iStar despite iStar not receiving any reimbursement for these allocated expenses.

Safety, Income & Growth Inc.
Notes to Consolidated and Combined Financial Statements (Continued)

Note 12—Quarterly Financial Information (Unaudited)
The following table sets forth the selected quarterly financial data for the Company ($ in thousands, except per share amounts).

	For the Quarter Ended December 31,	For the Quarter Ended September 30,	For the Period from April 14 to June 30,	For the Period from April 1 to April 13,	For the Quarter Ended March 31,
	The Company			Predecessor
2017:
Revenue	$6,750	$6,256	$4,204	$691	$5,333
Net income (loss)	$(1,344)	$(721)	$(1,604)	$54	$1,792
Earnings per common share data(1):
Net income (loss)
Basic and diluted	$(0.07)	$(0.04)	$(0.25)	N/A	N/A
Weighted average number of common shares
Basic and diluted	18,190	18,190	6,293	N/A	N/A

	For the Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	Predecessor
2016:
Revenue	$7,706	$4,772	$4,672	$4,593
Net income (loss)	$3,699	$949	$1,053	$914
Earnings per common share data(1):
Net income (loss)
Basic and diluted	N/A	N/A	N/A	N/A
Weighted average number of common shares
Basic and diluted	N/A	N/A	N/A	N/A
_______________________________________________________________________________
(1) The combined statements of operations prior to April 14, 2017 represented the activity of the Predecessor and EPS was not applicable.

Note 13—Subsequent Events

On January 25, 2018, the Company acquired land for $38.5 million and simultaneously entered into a Ground Lease as part of the Ground Lease tenant's acquisition of Onyx on First (the “Property”). The Property is a multifamily building located in the Navy Yards neighborhood of Washington, D.C., just one block away from the Navy Yards metro station. The Ground Lease has a term of 99 years.

Safety, Income & Growth Inc.
Schedule III—Real Estate and Accumulated Depreciation
As of December 31, 2017
($ in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period
Location	Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)

Detroit, MI	$31,961	(2)	$29,086	$—	$—	$29,086	$—	$29,086	$—	2017	N/A
Dallas, TX	3,736	(2)	1,954	—	—	1,954	—	1,954	—	2017	N/A
Dallas, TX	4,151	(2)	2,751	—	—	2,751	—	2,751	—	2017	N/A
Atlanta, GA	7,577	(2)	4,097	—	—	4,097	—	4,097	—	2017	N/A
Milwaukee, WI	3,633	(2)	4,638	51,323	—	4,638	51,323	55,961	916	2017	40	(3)
Washington, DC	5,190	(2)	1,484	—	—	1,484	—	1,484	—	2017	N/A
Minneapolis, MN	1,452	(2)	716	—	—	716	—	716	—	2017	N/A
Durango, CO	16,604	(2)	1,415	17,080	—	1,415	17,080	18,495	387	2017	35	(3)
Rohnert Park, CA	19,300	(2)	5,869	13,752	—	5,869	13,752	19,621	387	2017	32	(3)
Salt Lake City, UT	55,312	(2)	8,573	40,583	—	8,573	40,583	49,156	847	2017	34	(3)
San Diego, CA	38,084	(2)	5,077	24,096	—	5,077	24,096	29,173	532	2017	33	(3)
Seattle, WA	40,000	(2)	7,813	45,562	—	7,813	45,562	53,375	1,184	2017	30	(3)
Los Angeles, CA	36,920	(4)	68,140	—	—	68,140	—	68,140	—	2017	N/A
Los Angeles, CA	34,080	(4)	72,836	—	—	72,836	—	72,836	—	2017	N/A
Atlanta, GA	—	(5)	6,300	—	—	6,300	—	6,300	—	2017	N/A
Total	$298,000		$220,749	$192,396	$—	$220,749	$192,396	$413,145	$4,253
_______________________________________________________________________________

(1)	The aggregate cost for Federal income tax purposes was approximately $467.9 million at December 31, 2017.

(2)	Pledged as collateral under the 2017 Secured Financing.

(3)	These properties have land improvements with depreciable lives from 7 to 12 years.

(4)	Pledged as collateral under the 2017 Hollywood Mortgage.

(5)	Pledged as collateral under the 2017 Revolver.

Safety, Income & Growth Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2017
($ in thousands)

The following table reconciles real estate from April 14, 2017 to December 31, 2017, from January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015(1):

	April 14, 2017 to December 31, 2017	January 1, 2017 to April 13, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	The Company	The Predecessor
Beginning balance	$—	$165,699	$161,784	$156,410
Acquisitions	413,145	—	3,915	5,374
Ending balance	$413,145	$165,699	$165,699	$161,784
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

The following table reconciles accumulated depreciation from April 14, 2017 to December 31, 2017, from January 1, 2017 to April 13, 2017 and for the years ended December 31, 2016 and 2015(1):

	April 14, 2017 to December 31, 2017	January 1, 2017 to April 13, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	The Company	The Predecessor
Beginning balance	$—	$61,221	$58,104	$54,987
Additions	4,253	894	3,117	3,117
Ending balance	$4,253	$62,115	$61,221	$58,104
_______________________________________________________________________________

(1)
On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.